CERTIFICATE OF DESIGNATIONS
                                       OF
                           CALIFORNIA PRO SPORTS, INC.
                              --------------------

           Designation of Preferences, Limitations and Relative Rights
                                     of the
                      Series A Convertible Preferred Stock
                             Pursuant to Section 151
                                     of the
                        Delaware General Corporation Law
                              --------------------


         California Pro Sports, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Company on December 31, 1997:

         RESOLVED, that the Board of Directors, pursuant to the authority vested in it by the provisions of the Company's Certificate of Incorporation, hereby establishes a series of convertible preferred stock, consisting of 4,000,000 shares, which shall be designated as the "Series A Convertible Preferred Stock," and shall have the powers, preferences, rights, qualifications, limitations and restrictions as set forth in Attachment A attached hereto.

         IN WITNESS WHEREOF, the undersigned hereby acknowledges under penalty of perjury that the execution of this instrument is the Company's act and deed.

                                       CALIFORNIA PRO SPORTS, INC.


May 15, 1998                           By /s/Gerald Raskin
                                          --------------------------------
                                          Gerald Raskin, Secretary


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

           DESIGNATION OF PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS
                                     OF THE
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                           CALIFORNIA PRO SPORTS, INC.



         1. Designation and Amount. The distinctive designation of such series is "Series A Convertible Preferred Stock, $.01 par value" (the "Series A Preferred Stock") of California Pro Sports, Inc., a Delaware corporation (the "Company"), the number of shares constituting this series shall be 4,000,000, and the aggregate stated value of such shares shall be $40,000, or $.01 per share.

         2. Dividend Rights. The holders of the Series A Preferred Stock shall not be entitled to dividends.

         3. Liquidation Preference. The Series A Preferred Stock shall have no liquidation preferences with respect to any other class or series of the Company's common stock, $.01 par value per share (the "Common Stock") or preferred stock.

         4. Voting Rights. The holders of outstanding shares of Series A Preferred Stock shall be entitled to vote on any matter submitted to the stockholders of the Company, and every share Series A Preferred Stock shall be entitled to one vote for each such matter.

         5.  Conversion of the Series A Preferred Stock.

                  (a) Automatic Conversion. The outstanding shares of Series A Preferred Stock shall immediately and automatically and without any further action on the part of the owner and holder thereof, convert upon the earlier of
(1) stockholder approval of a recapitalization measure to be put before the stockholders for consideration at the first of the next annual or special meeting of stockholders of the Company, or (2) the availability of sufficient shares of Common Stock to permit a conversion (the "Automatic Conversion Date") at the office of the Company or any transfer agent for the Series A Preferred Stock. On the Automatic Conversion Date, each outstanding share of Series A Preferred Stock will be converted into three shares of Common Stock (the "Conversion Rate").

                  (b) Voluntary Conversion. The Company and the holder(s) of the Series A Preferred Stock may mutually agree to partial or full conversion at any time prior to the Automatic Conversion Date, with each outstanding share of Series A Preferred Stock being converted early being converted into three shares of Common Stock (also, the "Conversion Rate").

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

                  (c) Mechanics of Conversion. Upon surrender of the certificates representing the Series A Preferred Stock being converted, the Company shall within three business days of receipt of the original certificates or certificates representing the shares of Series A Preferred Stock to be converted, issue and deliver or cause to be issued and delivered to such holder of Series A Preferred Stock, or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

                  (d) Fractional Shares. Any fractional shares resulting from a conversion shall be rounded to the next highest whole share of Common Stock.

                  (e) Stock Splits; Stock Dividends. If the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, or declare a dividend or make any other distribution upon the Common Stock payable in shares of Common Stock, the Conversion Rate in effect immediately prior to such subdivision or dividend or other distribution shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect immediately prior to such combination shall be proportionately increased.

         6. Notices. Any notice required by the provisions of this Certificate to be given to the holder of shares of the Series A Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Company. All notices shall state the date of conversion or redemption, as the case may be.

         7. Payment of Taxes. The holder of the Series A Preferred Stock will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock.


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